Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLOBAL POWER EQUIPMENT GROUP INC.

Global Power Equipment Group Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware  (the “DGCL”) does hereby certify that:

1.                                      The Second Amendment and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended by deleting ARTICLE ONE in its entirety and inserting the following new Article One in lieu thereof:

ARTICLE ONE: The name of the Corporation is

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

2.                                      The aforesaid amendment has been duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 242 of the DGCL.

3.                                      Except as hereby amended, the Certificate shall remain unchanged.

4.                                      This amendment shall be effective as of 12:01 a.m. Eastern Time on June 29, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 27th day of June, 2018.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Charles E. Wheelock
Name:	Charles E. Wheelock
Title:	Vice President, Administration, General Counsel and Secretary